                                  Exhibit 99.1

SIGNAL CORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

------------------------------------------------------------------------------------------------------------------------------
December 31: ($000's)                                                                            1997                     1996
==============================================================================================================================
ASSETS:
------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks                                                                  $     34,393             $     27,830
Securities available for sale                                                                 348,468                  290,813
Securities held to maturity(a)                                                                 70,959                   84,984
Other short term investments                                                                   32,795                   23,917
Loans held for sale                                                                            90,379                   92,440
Loans and leases:
     Residential mortgage loans                                                               676,129                  688,675
     Commercial loans                                                                          64,808                   25,794
     Commercial mortgage loans                                                                101,582                   45,611
     Commercial lease financing                                                                41,909                       --
     Finance contracts                                                                          4,585                       --
     Manufactured housing loans                                                               110,827                   38,840
     Consumer loans                                                                           175,871                  128,872
     Allowance for credit losses                                                               (8,773)                  (5,783)
------------------------------------------------------------------------------------------------------------------------------
     Net loans and leases                                                                   1,166,938                  922,009
Premises and equipment, net                                                                    21,073                   14,687
Intangible assets                                                                              32,062                   10,572
Other assets                                                                                   35,320                   18,916
------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                             $  1,832,387             $  1,486,168
==============================================================================================================================
LIABILITIES:
------------------------------------------------------------------------------------------------------------------------------
Deposits:
     Non-interest bearing demand                                                         $     52,545             $     25,916
     Interest bearing demand                                                                  212,120                  123,412
     Savings                                                                                  214,289                  202,940
     Certificates and other time deposits                                                     777,942                  587,270
------------------------------------------------------------------------------------------------------------------------------
     Total deposits                                                                         1,256,896                  939,538
Short term borrowings                                                                         124,275                  163,456
Long term borrowings                                                                          270,693                  235,412
Other liabilities                                                                              27,926                   19,421
------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                                           1,679,790                1,357,827
------------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY:
------------------------------------------------------------------------------------------------------------------------------
Preferred stock(b)                                                                              9,917                   22,693
Common stock(c)                                                                                 9,748                    6,731
Additional paid-in capital                                                                     64,276                   49,547
Retained earnings                                                                              75,947                   60,011
Treasury stock, at cost                                                                        (7,984)                  (9,011)
Stock acquired by ESOP                                                                           (551)                    (675)
Securities equity valuation account                                                             1,244                     (955)
------------------------------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                                                    152,597                  128,341
------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                               $  1,832,387             $  1,486,168
==============================================================================================================================

(a) Market value $71,059 in 1997 and $83,958 in 1996.
(b) Preferred stock, no par value; authorized 1,500,000 shares; Series B 429,892 and 479,327 issued and outstanding, respectively. Series
    A 498,287 issued and outstanding in 1996.
(c) Common stock, $1.00 par value; authorized 20,000,000 shares; outstanding 11,754,620 (net of 821,083 treasury shares) and 9,011,310 (net of
    1,074,111  treasury shares), respectively.

See accompanying notes to consolidated financial statements.

SIGNAL CORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

--------------------------------------------------------------------------------------------------------------------------------
For the years ended December 31: ($000's except per share data)                              1997             1996          1995
================================================================================================================================
INTEREST INCOME:
--------------------------------------------------------------------------------------------------------------------------------
 Loans and leases                                                                     $    89,463      $    76,168   $    60,875
 Securities available for sale                                                             23,256           18,809        18,327
 Securities held to maturity                                                                5,686            5,288         9,084
 Other                                                                                      1,248              904           423
--------------------------------------------------------------------------------------------------------------------------------
Total interest income                                                                     119,653          101,169        88,709
--------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
--------------------------------------------------------------------------------------------------------------------------------
Interest on deposits:
     Interest checking and money markets                                                    4,090            2,727         2,226
     Savings                                                                                5,914            5,724         5,626
     Certificates of deposit                                                               38,100           32,507        27,909
--------------------------------------------------------------------------------------------------------------------------------
Total interest on deposits                                                                 48,104           40,958        35,761
Short-term borrowings                                                                      10,182            6,753         4,305
Long-term debt                                                                             18,226           15,296        13,699
--------------------------------------------------------------------------------------------------------------------------------
Total interest expense                                                                     76,512           63,007        53,765
--------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                                        43,141           38,162        34,944
Provision for credit losses                                                                 1,615            1,259           918
--------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES                                      41,526           36,903        34,026
--------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST INCOME
Manufactured housing income                                                                16,001           11,640            --
Mortgage banking income                                                                     5,168            3,515         2,610
Customer service fee income                                                                 5,562            2,655         1,350
Net securities gains                                                                        1,157              584           449
Other                                                                                       2,187              563           724
--------------------------------------------------------------------------------------------------------------------------------
Total non-interest income                                                                  30,075           18,957         5,133
--------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSE:
--------------------------------------------------------------------------------------------------------------------------------
Personnel                                                                                  19,593           13,963         8,561
Net occupancy expense                                                                       4,031            3,002         2,745
Outside services, data processing and communications                                        3,487            2,984         2,303
Professional fees                                                                           1,771            1,671         1,186
Amortization of intangibles                                                                 1,798            1,119           388
Other                                                                                       9,590            7,701         4,598
Non-recurring expenses (a)                                                                  1,209            5,011            --
--------------------------------------------------------------------------------------------------------------------------------
Total non-interest expense                                                                 41,479           35,451        19,781
--------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                                                 30,122           20,409        19,378
Provision for income taxes                                                                 11,088            7,549         6,853
--------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                            $    19,034      $    12,860   $    12,525
================================================================================================================================
Net income applicable to common stock                                                 $    17,450      $    11,164   $    10,739
--------------------------------------------------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE:
     Basic                                                                            $      1.93      $      1.29   $      1.30
     Diluted                                                                          $      1.57      $      1.09   $      1.08
--------------------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
     Basic                                                                              9,050,918        8,670,249     8,286,052
     Diluted                                                                           12,151,159       11,828,502    11,559,897
================================================================================================================================

(a) Non-recurring expenses in 1997 of $1.2 million reflect acquisition transaction costs of Summit Bank, N.A. and 1996 expenses of $5.0 million reflect a one-time assessment for the recapitalization of the Savings Association Insurance Fund (SAIF).

See accompanying notes to consolidated financial statements.

SIGNAL CORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------

Years ended December 31, 1997, 1996, 1995                     Preferred       Common          Paid-In     Retained       Treasury
($000's except per share data)                                   Stock         Stock           Capital    Earnings         Stock
===================================================================================================================================
BALANCE AT JANUARY 1, 1995                                      $   25,123    $    5,774    $   30,949    $   57,607    ($   2,296)
Net income                                                                                                    12,525
Cash dividends:
   Common stock $.27 per share                                                                                (2,250)
   Series A preferred stock - $1.75 per share                                                                   (974)
   Series B preferred stock - $1.63 per share                                                                   (809)
Amortization of unearned compensation on ESOP shares                                               101
Proceeds from exercise of common stock options -
   5,699 shares                                                                                    (11)                         48
Contribution of 3,845 shares to the 401(k) plan                                                                                 41
Conversion and redemption of 20,053 Series A preferred shares
   to common shares                                                   (501)                        213                         288
Purchase of Series A preferred stock - 16,000 shares                  (402)                       (296)
Purchase of Series B preferred stock - 3,500 shares                    (88)                         (6)
Purchase of treasury stock - 112,142 shares                                                                                 (1,373)
10% common stock dividend                                                            309         5,257        (5,566)
Unrealized gain on securities available for sale
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995                                        24,132         6,083        36,207        60,533        (3,292)
Net income                                                                                                    12,860
Cash dividends:
   Common stock $.30 per share                                                                                (2,694)
   Series A preferred stock - $1.75 per share                                                                   (870)
   Series B preferred stock - $1.63 per share                                                                   (795)
Amortization of unearned compensation on ESOP shares                                               127
Proceeds from exercise of common stock options -
   24,543 shares                                                                                    74                         236
Contribution of 6,614 shares to the 401(k) plan                                                                                101
Conversion and redemption of 15,260 Series A
   preferred shares to common shares and 3,550
   Series B preferred shares to common shares                         (459)                        198                         261
Purchase of Series A preferred stock - 25,300 shares                  (639)                       (879)
Purchase of Series B preferred stock - 9,900 shares                   (341)                       (143)
Purchase of treasury stock - 385,953 shares                                                                                 (6,317)
Issuance of 480,291 common shares in MCi acquisition                                 279         5,309
10% common stock dividend                                                            369         8,654        (9,023)
Unrealized loss on securities available for sale
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996                                        22,693         6,731        49,547        60,011        (9,011)
Net income                                                                                                    19,034
Cash dividends:
   Common stock - $.34 per share                                                                              (3,265)
   Series A preferred stock - $1.75 per share                                                                   (861)
   Series B preferred stock - $1.63 per share                                                                   (723)
Amortization of unearned compensation on ESOP shares                                               199
Issuance of 686,186 common shares in Summit acquisition                              549         4,911         1,499
Proceeds from exercise of common stock options - 115,870                                          (161)                      1,088
shares
Tax benefit on stock options exercised                                                                           257
Contribution of 3,421 shares to the 401(k) plan                                                                                133
Conversion and redemption of 496,249 Series
   A preferred shares to common shares                             (11,539)        1,455         9,991                          93
Conversion and redemption of 49,435 Series
   B preferred shares to common shares                              (1,237)                        802                         435
Purchase of treasury stock - 41,028 shares                                                                                    (722)
25% common stock dividend                                                          1,013        (1,013)           (5)
Unrealized gain on securities available for sale
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997                                    $    9,917    $    9,748    $   64,276    $   75,947    ($   7,984)
===================================================================================================================================

                                                                  Stock      Securities
Years ended December 31, 1997, 1996, 1995                        Acquired      Equity
($000's except per share data)                                    By ESOP     Valuation        Total
                                                                               Account

======================================================================================================
BALANCE AT JANUARY 1, 1995                                      ($   1,051)   ($   2,979)   $  113,127
Net income                                                                                      12,525
Cash dividends:
   Common stock $.27 per share                                                                  (2,250)
   Series A preferred stock - $1.75 per share                                                     (974)
   Series B preferred stock - $1.63 per share                                                     (809)
Amortization of unearned compensation on ESOP shares                   200                         301
Proceeds from exercise of common stock options -
   5,699 shares                                                                                     37
Contribution of 3,845 shares to the 401(k) plan                                                     41
Conversion and redemption of 20,053 Series A preferred shares
   to common shares                                                                               --
Purchase of Series A preferred stock - 16,000 shares                                              (698)
Purchase of Series B preferred stock - 3,500 shares                                                (94)
Purchase of treasury stock - 112,142 shares                                                     (1,373)
10% common stock dividend - 585,263 shares                                                        --
Unrealized gain on securities available for sale                                  4,323          4,323
------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995                                          (851)        1,344       124,156
Net income                                                                                      12,860
Cash dividends:
   Common stock $.30 per share                                                                  (2,694)
   Series A preferred stock - $1.75 per share                                                     (870)
   Series B preferred stock - $1.63 per share                                                     (795)
Amortization of unearned compensation on ESOP shares                   176                         303
Proceeds from exercise of common stock options -
   24,543 shares                                                                                   310
Contribution of 6,614 shares to the 401(k) plan                                                    101
Conversion and redemption of 15,260 Series A
   preferred shares to common shares and 3,550
   Series B preferred shares to common shares                                                     --
Purchase of Series A preferred stock - 25,300 shares                                            (1,518)
Purchase of Series B preferred stock - 9,900 shares                                               (484)
Purchase of treasury stock - 385,953 shares                                                     (6,317)
Issuance of 480,291 common shares in MCi acquisition                                             5,588
10% common stock dividend - 508,920 shares                                                        --
Unrealized loss on securities available for sale                                  (2,299)       (2,299)
------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996                                          (675)         (955)      128,341
Net income                                                                                      19,034
Cash dividends:
   Common stock - $.34 per share                                                                (3,265)
   Series A preferred stock - $1.75 per share                                                     (861)
   Series B preferred stock - $1.63 per share                                                     (723)
Amortization of unearned compensation on ESOP shares                   124                         323
Issuance of 686,186 common shares in Summit acquisition                              (44)        6,915
Proceeds from exercise of common stock options - 115,870                                           927
shares
Tax benefit on stock options exercised                                                             257
Contribution of 3,421 shares to the 401(k) plan                                                    133
Conversion and redemption of 496,249 Series
   A preferred shares to common shares                                                            --
Conversion and redemption of 49,435 Series
   B preferred shares to common shares                                                            --
Purchase of treasury stock - 41,028 shares                                                        (722)
25% common stock dividend - 1,148,184 shares                                                        (5)
Unrealized gain on securities available for sale                                   2,243         2,243
------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997                                    ($     551)       $1,244      $152,597
======================================================================================================


See accompanying notes to consolidated financial statements.

SIGNAL CORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

For the Years Ended December 31: ($000's)                                                      1997           1996          1995
=================================================================================================================================
OPERATING ACTIVITIES:
---------------------------------------------------------------------------------------------------------------------------------
Net income                                                                                $  19,034      $  12,860     $  12,525
Adjustments to reconcile net income to net cash used by operating activities:
     Provision for credit losses                                                              1,615          1,259           918
     Depreciation, amortization and accretion                                                 6,073          3,154         1,721
     Amortization of unearned compensation on ESOP shares                                       322            301           301
     Net securities gains                                                                    (1,157)          (584)         (449)
     Net gain on sales of loans                                                              (9,740)        (3,917)       (1,485)
     Proceeds from sales of loans held for sale                                             261,197        274,705        89,857
     Origination of loans held for sale                                                    (259,102)      (324,505)     (121,690)
     (Increase) decrease in other assets                                                    (45,034)         6,707        (2,002)
     (Decrease) increase in other liabilities                                                  (959)         6,486         4,508
---------------------------------------------------------------------------------------------------------------------------------
NET CASH USED BY OPERATING ACTIVITIES                                                       (27,751)       (23,534)      (15,796)
=================================================================================================================================
INVESTING ACTIVITIES:
---------------------------------------------------------------------------------------------------------------------------------
Proceeds from sales of securities available for sale                                        100,277         76,784        73,826
Proceeds from calls, paydowns and maturities of securities available for sale                73,151         97,507        62,647
Purchases of securities available for sale                                                 (230,173)      (170,519)     (133,463)
Purchases of securities held to maturity                                                     (1,417)        (9,638)      (14,209)
Proceeds from maturities of securities held to maturity                                      15,442         14,596        22,070
Increase in other short-term investments                                                     (8,878)        (1,618)      (11,826)
Increase in loans and leases                                                               (146,209)      (153,669)      (84,595)
Purchases of premises and equipment, net                                                     (6,788)        (4,025)         (683)
Net cash from purchases of subsidiaries and other acquisitions                                2,556             --            --
---------------------------------------------------------------------------------------------------------------------------------
NET CASH USED BY INVESTING ACTIVITIES                                                      (202,039)      (150,582)      (86,233)
=================================================================================================================================
FINANCING ACTIVITIES:
---------------------------------------------------------------------------------------------------------------------------------
Increase in core deposits                                                                    93,779         84,651        75,952
Acquisition of deposits                                                                     150,800         24,606           --
Net change in short-term borrowings                                                         (38,766)        93,103       (34,947)
Net change in long-term debt                                                                 34,863         (9,080)       75,161
Cash dividends paid                                                                          (4,786)        (4,341)       (3,967)
Exercise of stock options                                                                     1,185            311            37
Purchases of treasury stock                                                                    (722)        (6,317)       (1,373)
Purchases of preferred stock                                                                     --         (2,002)         (792)
---------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                                   236,353        180,931       110,071
=================================================================================================================================
INCREASE IN CASH AND DUE FROM BANKS                                                           6,563          6,815         8,042
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR                                                 27,830         21,015        12,973
---------------------------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT END OF YEAR                                                    $  34,393      $  27,830     $  21,015
=================================================================================================================================

The Corporation paid Federal income taxes of $8,834, $7,320 and $5,919 in 1997, 1996 and 1995, respectively.

The Corporation paid interest of $75,202, $62,549, and $52,289 in 1997, 1996 and 1995, respectively.

See accompanying notes to consolidated financial statements.

SIGNAL CORP AND SUBSIDIARIES
FOOTNOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING
POLICIES

NATURE OF OPERATIONS

     Signal Corp ("The Corporation") conducts its principal activities through its banking and non-banking subsidiaries with 29 banking offices located throughout north central Ohio and four banking offices in western Pennsylvania and non-banking facilities in Ohio, Indiana and Virginia doing business in 42 states. Principal activities include commercial and retail banking, investment services and brokering and servicing manufactured housing finance contracts.

RESTATEMENT

     The Consolidated Financial Statements reflect the Corporation's June 29, 1998 acquisition of First Shenango Bancorp, Inc. The acquisition was completed with the exchange of approximately 3,087,000 common shares of Signal Corp for all 2,161,000 of the outstanding common shares of First Shenango. The transaction has been treated as a pooling of interests, and accordingly, all prior period data has been restated to reflect the acquisition of First Shenango.

    Also see note 15 - Acquisitions.

BASIS OF PRESENTATION

     The Consolidated Financial Statements include the accounts of Signal Corp and its subsidiaries. All material intercompany transactions and balances have been eliminated. Certain prior period data has been reclassified to conform to current period presentation.

     The preparation of Consolidated Financial Statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Actual results could differ from those estimates.

SECURITIES

     Securities are classified as held to maturity, available for sale or trading. Only those securities classified as held to maturity, which management has the intent and ability to hold to maturity, are reported at amortized cost. Available for sale and trading securities are reported at fair value with unrealized gains and losses, net of related deferred income taxes, included in shareholders' equity or income, respectively. The cost of securities sold is based on the specific identification method.

     Other short term investments consist primarily of interest bearing deposits with the Federal Home Loan Bank of Cincinnati and the Federal Home Loan Bank of Pittsburgh (collectively "FHLB").

LOANS AND LEASES

     Interest income on loans is based on the principal balance outstanding. The accrual of interest for commercial, construction and mortgage loans is discontinued when there is a clear indication that the borrower's cash flow may not be sufficient to meet payments as they become due. Such loans are also placed on nonaccrual status when principal or interest is past due ninety days or more, unless the loan is well secured and in the process of collection. When a loan is placed on nonaccrual status, all previously accrued and unpaid interest is reversed against income. A loan remains on non-accrual status until the loan is current as to payment of both principal and interest, and/or the borrower demonstrates the ability to pay and remain current.

     Direct loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized over the estimated life of the related loans or commitments as a yield adjustment. Net deferred loan fees or costs related to loans paid off or sold are included in income at the time of sale.

     Income on direct financing leases is recognized on a basis to achieve a constant periodic rate of return on the outstanding investment.

     Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rates or the fair value of the underlying collateral. Impaired loans have been defined as all nonaccrual commercial loans.

     Loans held for sale are valued at the lower of aggregate cost or market value as determined by outstanding commitments from investors or current investor yield requirements and were $90,379,000 and $92,440,000 at December 31, 1997 and 1996 respectively. The Corporation has commitments to sell residential mortgage loans held for sale in the secondary market. Gains and losses on residential mortgage loans sold are recorded at the time of the sale and are recognized as mortgage banking income. Mortgage servicing rights associated with mortgage loans originated and sold, where servicing is retained, are capitalized and amortized over the period of net revenue. The carrying value of such rights is subject to periodic adjustment based upon changing market conditions.

     The Corporation adopted the provisions of SFAS 125, "Accounting and Reporting for transfers and Servicing of Financial Assets and Extinguishments of Liabilities," on January 1, 1997, which provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. SFAS 125 is based on consistent application of a financial-components approach that focuses on control. Under the financial-components approach, the Corporation recognizes the financial and servicing asset it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. SFAS 125 also provides consistent standards for distinguishing transfers of financial assets that are secured borrowings.

     The Corporation records an asset upon sale or securitization of loans with servicing retained and allocates the total cost of loans to the servicing rights and the loans based on their relative fair values. The resulting servicing rights are amortized in proportion to, and over the period of, estimated net servicing revenues. Servicing rights are assessed for impairment recognized through a valuation allowance. For purposes of measuring impairment, the rights are stratified based on interest rate and original maturity.

ALLOWANCE FOR CREDIT LOSSES

     The allowance is maintained at a level management considers to be adequate to absorb potential loan and lease losses. Credit losses are charged and recoveries are credited to the allowance. Provisions for credit losses are based on management's review of the historical credit loss experience and such other factors which, in management's judgement, deserve consideration under existing economic conditions in estimating potential credit losses.

PREMISES AND EQUIPMENT

     Premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements is computed on the straight-line method over the lives of the related leases or useful lives of the related assets, whichever is shorter. Maintenance, repairs and minor improvements are charged to operating expenses as incurred.

INTANGIBLE ASSETS

     Intangible assets, primarily premiums on purchased deposits, are amortized on a straight-line basis generally over a period of up to 15 years. Management reviews intangible assets for possible impairment if there is a significant event that detrimentally affects operations. Impairment is measured using estimates of the future earnings potential of the entity or assets acquired. Amortization of intangible assets was $1.8 million and $1.1 million in 1997 and 1996, respectively.

DERIVATIVE FINANCIAL INSTRUMENTS

     The Corporation has entered into interest rate swap agreements to achieve a lower aggregate borrowing cost on certain fixed-rate long-term borrowings. Net interest expense resulting from the differential between exchanging fixed-rate and floating interest payments is recorded on an accrual basis as an adjustment to the interest expense of the associated liability.

     The Corporation periodically hedges the value of manufactured housing loans held for sale to mitigate the impact on the change in value on sale of loans due to future fluctuations in interest rates. The contracts are designated as hedges, with gains and losses recorded as basis adjustments to loans held for sale.

      The Corporation does not hold or issue derivative financial instruments for trading purposes.

NET INCOME PER SHARE

     Earnings per share is calculated by dividing net income for the period by the weighted average number of shares of common stock outstanding during the period. The assumed conversion of convertible preferred stock and the exercise of stock options is included in the calculation of diluted earnings per share.

     SFAS No. 128, "Earnings Per Share," was adopted for 1997 with all prior-period earnings per share data restated. The statement requires dual presentation of basic earnings per share and diluted earnings per share on the Consolidated Statements of Income.

STOCK DIVIDEND

     The Corporation's board of directors approved 25% stock dividends in April 1998 and April 1997 and 10% stock dividends on both May 22, 1996 and May 22, 1995. The consolidated financial statements, notes and other references to share and per share data have been retroactively restated for the stock dividends.

STOCK-BASED COMPENSATION

    SFAS No. 123 "Accounting for Stock-Based Compensation," was adopted January 1, 1996 and encourages, but does not require, adoption of a fair-value-based accounting method for employee stock-based compensation arrangements. The Corporation has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

ACCOUNTING PRONOUNCEMENTS

     SFAS No. 130, "Reporting Comprehensive Income" was issued in June 1997 and is effective for fiscal years beginnings after December 15, 1997. The statement requires additional reporting of items that affect comprehensive income but not net income. Examples relevant to the Corporation include unrealized gains and losses on securities available for sale. This statement will result in additional financial statement disclosures upon adoption.

     SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," was issued in June 1997 and is effective for fiscal years beginning after December 15, 1997. The statement requires financial disclosure and descriptive information about reportable operating segments. This statement may result in additional financial statement disclosures upon adoption, however the Corporation does not expect to make material changes to its current segment groupings.

NOTE 2 - SECURITIES

     Securities available for sale as of December 31:

--------------------------------------------------------------------
                                          1997
                      ----------------------------------------------
                        AMORTIZED  UNREALIZED UNREALIZED    MARKET
($000'S)                   COST       GAINS     LOSSES      VALUE
====================================================================
U.S. Government and
agency obligations ...   $ 30,240   $     97   ($    33)   $ 30,304
Obligations of states
and political
subdivisions .........     31,597      1,567       --        33,164
Agency mortgage-
backed securities ....    216,091      1,242     (1,183)    216,150
Retained interest in
   securitized assets      27,023       --         --        27,023
Other bonds, notes and
debentures ...........      1,144         28         (3)      1,169
Other securities .....     40,518        169        (29)     40,658
--------------------------------------------------------------------
Total securities .....   $346,613   $  3,103     ($1,248)  $348,468
====================================================================

--------------------------------------------------------------------
                                               1996
                    ------------------------------------------------
                         Amortized   Unrealized   Unrealized  Market
($000's)                   Cost         Gains       Losses     Value
====================================================================
U.S. Government and
agency obligations ....   $ 55,028   $     51   ($   143)   $ 54,936
Obligations of states
and political
subdivisions ..........     26,910        461        (87)     27,284
Agency mortgage-
backed securities .....    169,276        776     (2,616)    167,436
Retained interest in
   securitized assets .      6,491       --         --         6,491
Other bonds, notes and
debentures ............      2,685         21         (4)      2,702
Other securities ......     31,896         94        (26)     31,964
--------------------------------------------------------------------
Total securities.......   $292,286     $1,403    ($2,876)   $290,813
====================================================================

     Securities held to maturity as of December 31:
--------------------------------------------------------------------------------

--------------------------------------------------------------
                                       1997
                 ---------------------------------------------
                  AMORTIZED  UNREALIZED   UNREALIZED   MARKET
($000'S)            COST        GAINS       LOSSES     VALUE
==============================================================
U.S. Government
and agency
obligations ........   $ 4,500   $     3   ($   31)   $ 4,472
Obligations of
states and political
subdivisions .......     2,906        64      --        2,970
Agency mortgage-
backed securities ..    61,450       424      (385)    61,489
Other securities ...     2,103        25      --        2,128
-------------------------------------------------------------
Total securities ...   $70,959   $   516   ($  416)   $71,059
==============================================================

--------------------------------------------------------------
                                      1996
                 ---------------------------------------------
                  Amortized  Unrealized   Unrealized   Market
($000's)            Cost        Gains       Losses     Value
==============================================================
U.S. Government
and agency
obligations ........   $ 4,501   $    12   ($   45)   $ 4,468
Obligations of
states and political
subdivisions .......     1,634        24      --        1,658
Agency mortgage-
backed securities ..    78,737       369    (1,386)    77,720
Other securities ...       112      --        --          112
--------------------------------------------------------------
Total securities ...   $84,984   $   405   ($1,431)   $83,958
==============================================================

     The amortized cost and approximate market value of securities at December 31, 1997, by expected actual maturity, are shown in the following table. Actual maturities may differ from contractual maturities when there exists a right to call or prepay obligations with or without call or prepayment penalties. Maturities of mortgage-backed securities were estimated based on historical and expected future prepayment trends.

--------------------------------------------------------------
                    AVAILABLE FOR SALE     HELD TO MATURITY
                 ---------------------------------------------
                  AMORTIZED    MARKET     AMORTIZED   MARKET
($000'S)            COST        VALUE        COST      VALUE
==============================================================
Debt securities:
   Under 1 year    $ 50,826   $ 51,023   $  3,751   $  3,724
   1-5 years ...    169,668    169,902     51,033     50,979
   6-10 years ..     75,431     75,615      5,121      5,135
   Over 10 years     50,688     51,928     11,054     11,221
--------------------------------------------------------------
Total securities   $346,613   $348,468   $ 70,959   $ 71,059
==============================================================

     At December 31, 1997 and 1996, securities with a book value of $128,571,000 and $51,675,000, respectively, were pledged to secure short-term borrowings, public deposits, and for other purposes as required or permitted by law. Realized gains and losses respectively were as follows: 1997 - $1,240,000 and ($83,000); 1996 - $978,000 and ($394,000); and 1995 - $793,000 and ($344,000).

NOTE 3 - ALLOWANCE FOR CREDIT LOSSES
     Transactions in the allowance for credit losses for the years ended December 31:

---------------------------------------------------------------
($000's)                            1997       1996       1995
===============================================================
Balance at January 1 ..........   $ 5,783    $ 5,466    $ 5,904
Losses charged off ............    (1,278)    (1,002)    (1,408)
Recoveries of losses
   previously charged off .....       142         60         52
---------------------------------------------------------------
Net charge-offs ...............    (1,136)      (942)    (1,356)
Provision charged to operations     1,615      1,259        918
Reserves of acquired businesses     2,511       --         --
---------------------------------------------------------------
Balance at December 31 ........   $ 8,773    $ 5,783    $ 5,466
===============================================================

      Impaired loan information at December 31:

---------------------------------------------------------------
($000's)                                        1997      1996
===============================================================
Impaired loans ....................            $7,123    $5,350
Valuation reserve on impaired loans             2,177     1,795
Average impaired loans ............            $5,952    $4,288
===============================================================

     Cash basis interest income recognized on impaired loans during both years was immaterial.

NOTE 4 - COMMERCIAL LEASE FINANCING
     A summary of the gross investment in commercial lease financing at December 31:

---------------------------------------------------------------
($000's)                                        1997      1996
===============================================================
Direct financing leases ........              $33,695     --
Operating leases ...............                8,214     --
---------------------------------------------------------------
Total commercial lease financing              $41,909     --
===============================================================

     The components of the investment in direct financing leases at December 31:

---------------------------------------------------------------
($000's)                                           1997   1996
===============================================================
Rentals receivables ...........................  $37,182   --
Estimated residual value of leased assets .....    4,628   --
---------------------------------------------------------------
Gross investment in direct financing leases ...   41,810   --
Unearned income ...............................    8,115   --
---------------------------------------------------------------
Total net investment in direct financing leases  $33,695   --
===============================================================

     At December 31, 1997, the minimum future lease payments receivable for each of the years 1998 through 2002 were $13,600,000, $11,094,000, $8,276,000,
$5,509,000, and $2,977,000, respectively.


NOTE 5 - PREMISES AND EQUIPMENT
     A summary of premises and equipment at December 31:

---------------------------------------------------------------
($000's)                      Estimated       1997     1996
                             Useful Life
===============================================================
Land and improvements ......       --      $  2,744    $  1,785
Buildings ..................         25      16,531      13,913
Furniture and equipment ....   3 to 10 yrs   13,264       7,365
Leasehold improvements .....   5 to 25 yrs    3,614       2,446
Accumulated depreciation and
amortization ...............                (15,080)    (10,822)
---------------------------------------------------------------
Total premises and equipment               $ 21,073    $ 14,687
===============================================================

     Depreciation and amortization expense related to premises and equipment was $2,968,000 in 1997, $1,482,000 in 1996, and $1,020,000 in 1995.

     The Corporation's subsidiaries have entered into a number of noncancelable lease agreements with respect to premises. A summary of the minimum annual rental commitments under these leases at December 31, 1997, exclusive of taxes and other charges payable under the leases:

--------------------------------------------------------------
($000's)
==============================================================
1998 ................................................   $  669
1999 ................................................      612
2000 ................................................      535
2001 ................................................      323
2002 ................................................      128
2003 and subsequent years............................      853
--------------------------------------------------------------
Total ...............................................   $3,120
==============================================================

     Rental expense for cancelable and noncancelable leases was $417,000 for 1997, $302,000 for 1996 and $175,000 for 1995.

NOTE 6 - SHORT-TERM BORROWINGS
     A summary of short-term borrowings and rates at December 31:

-----------------------------------------------------------------------
($000's)                               1997        1996        1995
=======================================================================
FHLB advances:
   Balance ........................   $ 64,802    $137,178    $ 43,585
   Rate ...........................       5.79%       6.09%       5.39%
-----------------------------------------------------------------------
Securities sold under agreements to
repurchase:
   Balance ........................   $ 55,814    $ 20,402    $ 24,654
   Rate ...........................       5.68%       5.44%       5.85%
-----------------------------------------------------------------------
Other borrowings:
   Balance ........................   $  3,659    $  5,876    $    449
   Rate ...........................       8.18%       5.61%       3.75%
-----------------------------------------------------------------------
Total short-term borrowings:
   Balance ........................   $124,275    $163,456    $ 68,688
   Rate ...........................       5.81%       5.99%       5.54%
=======================================================================
Average outstanding ...............   $172,223    $123,130    $ 93,827
Weighted average interest rate ....       5.91%       5.48%       5.74%
=======================================================================

     The market value of securities sold under repurchase agreements, all of which were under the Corporation's control, totaled $60,401,819 at December 31, 1997.
   At December 31, 1997, the Corporation had unused lines of credit of $87,297,000 available to support corporate requirements.

NOTE 7 - LONG-TERM BORROWINGS
     A summary of long-term borrowings at December 31:

---------------------------------------------------------------
($000's)                                        1997      1996
===============================================================
Subordinated debt, 9.125% due 2004...       $ 40,500       --
Federal Home Loan Bank advances ....         205,434    235,412
Other, ranging from 8.0% to 9.6% ...          24,759       --
---------------------------------------------------------------
Total long-term borrowings .........        $270,693   $235,412
===============================================================

     Interest on the subordinated debt is payable semiannually beginning in September 1997, and the debt is redeemable at the option of the Corporation any time after June 30, 2002 until its maturity date of June 30, 2004.

   At December 31, 1997, Federal Home Loan bank (FHLB) advances have rates ranging from 5.10% to 7.57%, with interest payable monthly. The advances are secured by a blanket lien on first mortgage loans with balances totaling 150 percent of such advances. The FHLB stock also serves as collateral for the advances. Long-term debt is scheduled to mature as follows: $8,946,000 in 1998, $88,879,000 in 1999, $51,077,000 in 2000, $12,300,000 in 2001, $26,936,000 in
2002, and $82,555,000 in 2003 and thereafter.

NOTE 8 - INCOME TAXES

     The Corporation and its subsidiaries file a consolidated Federal income tax return. A summary of applicable income taxes included in the Consolidated Statements of Income follows:

------------------------------------------------------------------
($000's)                              1997        1996    1995
==================================================================
Current U.S. income taxes ..........   $ 4,768   $ 2,404   $ 6,136
State and local income taxes .......       750       568       304
------------------------------------------------------------------
Total ..............................     5,518     2,972     6,440
------------------------------------------------------------------
Deferred U.S. income taxes resulting
from temporary differences .........     5,570     4,577       413
------------------------------------------------------------------
Provision for income taxes .........   $11,088   $ 7,549   $ 6,853
==================================================================

     Deferred income taxes are included in the caption Other Liabilities in the Consolidated Balance Sheets and are comprised of the following temporary differences at December 31:

------------------------------------------------------------------
($000's)                                           1997       1996
==================================================================
Deferred tax assets:
   Allowance for credit losses ................   $ 2,769  $ 1,558
   Basis differences - fixed assets ...........      --        367
   Other assets ...............................       742      410
------------------------------------------------------------------
Total gross deferred tax assets ...............     3,511    2,335
------------------------------------------------------------------
Deferred Tax Liabilities:
   Basis difference - leased property .........     3,976     --
   Unrealized gain on loans and securities
     available for sale .......................       978      692
   FHLB stock dividends .......................     1,985    1,438
   Originated servicing rights ................       887      526
   Deferred loan fees net of costs ............     3,889    3,281
   Tax bad debt reserve over base year reserves       654      654
   Deferred gain on sale of loans .............     2,066      535
   Basis difference - fixed assets ............       201      112
   Other net liabilities ......................       257      193
------------------------------------------------------------------
Total gross deferred tax liabilities ..........    14,893    7,431
------------------------------------------------------------------
Net deferred tax liability ....................   $11,382  $ 5,096
==================================================================

     Management has determined no valuation allowance for deferred tax assets was required at December 31, 1997 or 1996.

     A reconciliation between the statutory U.S. income tax rate and the Corporation's effective tax rate:

----------------------------------------------------------------
                                      1997        1996    1995
================================================================
Statutory tax rate .................     35.0%    35.0%    35.0%
Increase (decrease) resulting from:
State and local income taxes net of
   federal benefit .................      1.6      1.8      1.0
Non-deductible merger transaction ..      0.7     --       --
Tax-free income ....................     (1.6)    (1.3)    (1.1)
Amortization of intangibles ........      0.7      0.8     --
Other - net ........................      0.4      0.7      0.5
----------------------------------------------------------------
Effective tax rate .................     36.8%    37.0%    35.4%
================================================================

     Retained earnings at December 31, 1997 includes approximately $11.9 million in allocations of earnings for bad debt deductions of thrift subsidiaries for which no income tax has been provided. Under current tax law, if the Corporation's subsidiaries use this bad debt reserve for purposes other than to absorb bad debt losses or if they merge into a non-bank entity, the bad debt reserve will be subject to federal income tax at the current corporate rate.

NOTE 9 - MANUFACTURED HOUSING INCOME

     The Corporation, through its subsidiary Mobile Consultants, Inc. (MCi), has sold certain manufactured housing finance contracts (MHF contracts) to various financial institutions while retaining the collection and recovery aspect of servicing. The amount of MHF contracts serviced as described above totaled $430.1 million and $438 million, at December 31, 1997 and 1996, respectively. At the time MCi sells a MHF contract to an unaffiliated financial institution, approximately one third of the fee collected is recorded as a "manufactured housing brokerage fee" and the remaining two thirds of the fee is deposited into escrow accounts and is available to offset potential prepayment or credit losses ("MCi reserves"). The MCi reserves are recognized as "servicing income on brokered MHF contracts" ratably over the MHF contract life based on the present value of the future cash flows of the MCi reserves utilizing assumptions for prepayment and credit losses and a discount rate. The undiscounted balance of the MCi reserves was $46.4 million and $46 million as of December 31, 1997 and 1996, respectively.

     The Corporation's subsidiary, Signal Bank, N.A., purchases MHF contracts from MCi, a portion of which are packaged in asset backed securitizations (ABS pools) and sold to investors. Sales and securitizations of MHF contracts totaled $137.3 million in 1997 and $48.9 million in 1996. At the time of sale, the Corporation records an asset, "retained interest in securitized assets," representing the discounted future cash flows to be received by the Corporation for 1) servicing income from the ABS pool, 2) principal and interest payments on MHF contracts contributed to the ABS pools as a credit enhancement, referred to as over-collateralization and 3) excess interest spread. Excess interest spread represents the difference between interest collected from MHF contract borrowers and interest paid to investors in the ABS pools net of a 60 basis point per annum provision for credit risk and further reduced by the impact of estimated prepayments using 130 MHP. MHP is the manufactured housing industry standard index for prepayment. Prepayment and credit loss assumptions are based on the Corporation's historical experience. Subordinated future cash flows from the ABS pools have been discounted at 10%. The carrying value of retained interest in securitized assets is subject to periodic adjustment based upon potential impairment and changing market conditions. Management periodically reviews the retained interest in securitized assets for possible impairment by comparing actual cash flows received by the Corporation from the ABS pools and actual prepayments and credit losses to the corresponding projections used at the time of sale for each ABS pool. Impairment, if any, is charged to operations. Favorable experience is recognized prospectively as realized. The aggregate amount of ABS pools serviced by the Corporation totaled $186.2 million and $48 million at December 31, 1997 and 1996, respectively, and such amounts are not included in the accompanying Consolidated Financial Statements.

     Changes in the retained interest in securitized assets for the years ended December 31 were as follows:

--------------------------------------------------------------
($000's)                                   1997       1996
==============================================================
Balance at January 1 ................   $  6,491        --
Retained interest from ABS pool sales     21,386    $  6,500
Amortization ........................       (854)         (9)
--------------------------------------------------------------
Balance at December 31 ..............   $ 27,023    $  6,491
==============================================================

     The portion of retained interest representing future servicing income was $5.7 million at December 31, 1997.

The components of manufactured housing income were as follows:

----------------------------------------------------------------------
($000'S)                                   1997        1996    1995
======================================================================
Gain on sale of ABS pools .............   $ 5,734   $ 1,574       --
Manufactured housing brokerage fees ...     3,151     6,726       --
Servicing income on brokered MHF
   contracts ..........................     4,400     3,200       --
Servicing income on ABS pools .........     1,399        80       --
Interest income on retained interest in
   securitized assets .................     1,317        60       --
----------------------------------------------------------------------
     TOTAL MANUFACTURED HOUSING
        INCOME ........................   $16,001   $11,640   $     0
======================================================================

NOTE 10 - MORTGAGE BANKING INCOME

     The Corporation has sold certain loans to various investors while retaining servicing rights. Loans serviced for others totaled $521 million and $419 million at December 31, 1997 and 1996, respectively, and are not included in the accompanying Consolidated Financial Statements. Changes in mortgage servicing rights, classified on the balance sheet within other assets, for the years ended December 31 were as follows:

---------------------------------------------------------
($000's)                                 1997       1996
=========================================================
Balance at January 1 ...............   $ 1,503       --
Originated mortgage servicing rights     1,589    $ 1,611
Amortization .......................      (551)      (108)
---------------------------------------------------------
Balance at December 31                 $ 2,541    $ 1,503
=========================================================

The components of mortgage banking income were as follows:

---------------------------------------------------------------------------
($000'S)                                            1997     1996     1995
===========================================================================
Gain on sale of mortgage loans .................   $3,972   $2,308   $1,451
Mortgage loan fee income .......................      350      500      460
Mortgage servicing fees, net of amortization ...      846      707      699
---------------------------------------------------------------------------
     TOTAL MORTGAGE BANKING INCOME .............   $5,168   $3,515   $2,610
===========================================================================

NOTE 11 - STOCK COMPENSATION PLANS

     Options can be granted under the Corporation's Stock Option Plans to key employees and directors of the Corporation and its subsidiaries for up to 1,338,300 shares of the Corporation's common stock. All options granted have up to ten year terms and vest and become fully exercisable after three to five years of continued employment. A summary of option transactions during 1997, 1996 and 1995:

-----------------------------------------------------------------------------------------------
                            1997                      1996                     1995
             ----------------------------------------------------------------------------------
                                   AVERAGE                 Average                    Average
(Shares in                         OPTION                  Option                     Option
000's)              SHARES         PRICE     Shares         Price        Shares        Price
===============================================================================================
Outstanding
   beginning
   of year ...      675,256    $     9.14      550,929    $     8.33      470,255    $     7.61
Exercised ....     (112,478)         8.28      (42,560)         7.32       (5,840)         6.40
Expired ......      (16,469)         --        (13,850)         --        (10,512)         --
Granted ......      231,047         30.50      180,737         17.54       97,026         11.50
Acquired
   business ..       67,506         10.40         --            --           --            --
-----------------------------------------------------------------------------------------------
Outstanding,
   end of year      844,862    $    16.32      675,256    $     9.14      550,929    $     8.33
-----------------------------------------------------------------------------------------------
Exercisable,
   end of year      389,900    $     8.47      294,913    $     7.37      214,520    $     7.19
===============================================================================================

     As of December 31, 1997, options outstanding have exercise prices between $1.74 and $35.70 and a weighted average remaining contractual life of 7.6 years.

    At December 31, 1997, there were 588,978 incentive options and 255,885 nonqualified options outstanding and 649,278 shares were available for granting additional options.

     Under the 1997 Employee Stock Purchase Plan, the Corporation is authorized to issue up to 171,098 shares of common stock to its full time employees, nearly all of whom are eligible to participate. Under the terms of the Plan, employees can choose each year to have up to 10 percent of their annual compensation withheld to purchase the Corporation's common stock. The purchase price of the stock is 85 percent of the lower of its beginning-of-purchase period or end-of-purchase period market price. Approximately 25 percent of eligible employees currently participate in the Plan. Under the Plan, the Corporation sold 7,566 shares to employees for 1997.

     The Corporation has elected to disclose pro forma net income and net income per share as if the fair-value-based method had been applied in measuring compensation costs. The Corporation's pro forma information for the years ended December 31:

------------------------------------------------------------------------------
                                             1997        1996        1995
==============================================================================
Pro forma net income ($000's) ........   $   18,192   $   12,421   $   12,288
Pro forma basic net income per share .   $     1.83   $     1.24   $     1.27
Pro forma diluted net income per share   $     1.50   $     1.05   $     1.06
==============================================================================

     Compensation expense reflected in the pro forma disclosures is not indicative of future amounts when the SFAS No. 123 prescribed method will apply to all outstanding nonvested awards.

     The weighted average fair value of options granted was $13.94 in 1997, $9.23 in 1996 and $5.92 in 1995. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 1997, 1996 and 1995: expected dividend yield of 1.10%, 1.78% and 1.78% and expected option lives of 10 years; expected volatility of 30%, 39%, and 39%, and risk-free interest rates of 5.70%, 6.25%, and 6.25%, respectively.

     The Corporation granted restricted stock to certain officers and directors in 1996 of which 66,406 shares are outstanding as of December 31, 1997. The restricted stock vests at a rate of 20% per year on each January 31 through January 2001, provided the Corporation return on average shareholders' equity of the preceding year equals or exceeds 15%. Restricted stock compensation expense was $50,000 in 1997. As of January 31, 1998, 20% of the restricted shares vested.

NOTE 12 - PREFERRED STOCK

     The Corporation issued in 1994 500,000 shares of 6 1/2 percent cumulative convertible preferred stock, Series B, without par value. The stock is convertible at the option of the holder at any time or it may be redeemed by the Corporation on or after June 24, 1999 into 903,418 shares of common stock or
2.1015 common shares for each outstanding share of Series B preferred stock. Cash dividends are payable quarterly on December 1, March 1, June 1 and September 1 of each year.

     On December 16, 1997, the Corporation redeemed and converted the remaining 482,586 outstanding Series A preferred stock into 1,819,169 shares of common stock. The 7 percent cumulative convertible Series A preferred stock was originally issued in 1992.

NOTE 13 - EMPLOYEE BENEFIT PLANS

     The Corporation has a profit sharing plan covering substantially all employees. Employer contributions to the plan reflect a 50%-75% match of employee contributions up to 4% of employee wages and additional discretionary contributions as approved by the Board of Directors. As of December 31, 1997, the profit sharing plan held 28,569 shares of the Corporation valued at $1,005,620. Employer contributions to the profit sharing plan were $299,000, $124,000 and $81,000 for 1997, 1996 and 1995, respectively.

     The Corporation sponsored a final-pay noncontributory defined benefit plan for Signal Bank, N.A. employees. Effective December 31, 1996, the employer terminated the plan, settled the accumulated benefit obligation of $2,592,000 (nonvested benefits became vested upon termination of the plan) by rolling plan assets, primarily certificates of deposit, into the profit sharing plan and purchasing nonparticipating annuity contracts. Defined benefits were not provided under any successor plan.

     As a result, the Corporation recognized a loss of $200,000 determined as follows:

---------------------------------------------------------------------
                                     Before    Effect of    After
($000's)                          Termination Termination Termination
=====================================================================
Assets and obligations:
   Accumulated benefit obligation   ($2,592)   $ 2,592    $  --
   Effects of projected future
      compensation levels .......      (584)       584       --
                                    --------------------------------
   Projected benefit obligation .    (3,176)     3,176       --
   Plan assets at fair value ....     2,736     (2,736)      --
Items not yet recognized in
   earnings:
   Unrecognized net asset at
      transition ................       582       (582)      --
   Unrecognized net gain
      subsequent to transition ..      (342)       342       --
                                    --------------------------------
(Accrued)/prepaid pension cost on
   the balance sheet ............   ($  200)   $   200    $  --
=====================================================================

      The Corporation participates in a multi-employer pension plan covering all qualified full-time employees of First Federal Savings of New Castle. The plan provides for monthly payments to each participating employee at normal retirement age (age 65). The benefits payable are equal to 1.25% of compensation as defined by the plan multiplied by years of service. The plan invests primarily in fixed income and equity securities and at December 31, 1997 was overfunded.

     Net periodic pension expense for all plans was $200,000, $143,000 and $182,000 for 1997, 1996 and 1995, respectively.

     The Corporation does not provide postretirement benefits nor does it have any material liabilities for postemployment benefits.

     The Corporation has an Employee Stock Ownership Plan (ESOP) for the benefit of the employees of First Federal Savings of New Castle who meet eligibility requirements as defined by the plan. The ESOP trust purchased 160,609 shares in 1993 with proceeds from a loan from the Corporation. The Corporation makes cash contributions to the ESOP on an annual basis in an amount sufficient to enable the ESOP to make the required loan payments to the Corporation. The loan bears interest at prime plus one percent with quarterly interest payments and principal payable in equal annual installments over ten years. The loan is secured by the shares of the stock purchased.

     As the note is repaid, shares are released from collateral and allocated to qualified employees. As the shares are released, the Corporation reports compensation expense equal to the current market price of the shares. Compensation expense for the ESOP amounted to $310,000, $240,000 and $216,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

     ESOP shares at December 31, were as follows:

---------------------------------------------------------------------------
                                        1997           1996         1995
===========================================================================
Allocated shares ..............        60,149         45,510         33,086
Shares released for allocation         16,061         16,328         16,369
Shares distributed ............        (2,803)        (1,689)        (3,945)
Unreleased shares .............        78,765         94,826        111,154
                                  ------------------------------------------
Total ESOP shares .............       152,172        154,975        156,664
                                  ==========================================
Fair value of unreleased shares
   at December 31 .............   $ 2,040,000    $ 1,493,000    $ 1,595,000
============================================================================

NOTE 14 - COMMITMENTS AND CONTINGENT LIABILITIES

     The Corporation, in the normal course of business, is a party to financial instruments with off-balance-sheet risk to meet the financing needs of its customers and to minimize exposure to fluctuations in interest rates. These financial instruments primarily include commitments to extend credit, standby and commercial letters of credit, and commitments to sell residential mortgage loans. These instruments involve, to varying degrees, elements of credit risk, counterparty risk and market risk in excess of the amounts recognized in the Consolidated Balance Sheets. The contract or notional amounts of these instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments.

     Creditworthiness for all instruments is evaluated on a case-by-case basis in accordance with Corporation credit policies. Collateral, if deemed necessary, is based on management's credit evaluation of the counterparty and may include business assets of commercial borrowers as well as personal property and real estate of individual borrowers and guarantors.

     A summary of significant commitments and other off-balance- sheet items at December 31:

--------------------------------------------------------------
                                               Contract or
                                             Notional Amount
                                            ------------------
($000's)                                       1997       1996
==============================================================
Commitments to extend credit ...........   $181,256   $ 86,804
Letters of credit (including standby
   letters of credit) ..................      3,053      2,354
Commitments to sell residential
   mortgage loans ......................     10,320     56,124
Interest rate swap agreements ..........     65,500        --
Forward contract on loans held for sale      41,000        --
==============================================================

     Commitments to extend credit are agreements to lend. Commitments generally have fixed expiration dates or other termination clauses that may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation's exposure to credit risk in the event of nonperformance by the other party is the contract amount.

     Standby and commercial letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. At December 31, 1997, all standby letters of credit will expire within one year. The amount of credit risk involved in issuing letters of credit in the event of nonperformance by the other party is the contract amount.

     The Corporation enters into forward contracts for future delivery of residential mortgage loans of a specified yield to reduce the interest rate risk associated with fixed-rate residential mortgages held for sale and commitments to fund residential mortgages. Credit risk arises from the possible inability of the other parties to comply with the contract terms. The majority of the Corporation's contracts are with U.S. government-sponsored agencies (FNMA and FHLMC). Fixed rate commitments to sell residential mortgage loans of $8.3 million at December 31, 1997 are subject to market risk resulting from fluctuations in interest rates and the Corporation's exposure is limited to the replacement value of those commitments.

     These contracts carry the risk of the counterparty's future ability to perform under the agreement. A limit of market exposure is approved for all counterparties.

     In 1997, the Corporation entered into interest rate swap agreements with a notional principal amount of $65.5 million in connection with the issuance of $40.5 million of long-term, fixed-rate subordinated notes and a $25 million brokered certificate of deposit. The Corporation receives fixed-rate payments at 9.125% and 7.10%, respectively, and pays a variable interest rate based upon three-month LIBOR. These transactions involve the exchange of fixed and floating rate payments without the exchange of the underlying principal amount. At December 31, 1997, the Corporation has a $41 million forward contract due to mature January 21, 1998 on manufactured housing loans held for sale. Notional principal amounts are often used to express the volume of these types of transactions, however, they do not represent the much smaller amounts that are potentially subject to credit risk.

Entering into interest rate swap agreements and hedges involves the risk of dealing with counterparties and their ability to meet the terms of the contract. The Corporation controls the credit risk of these transactions through adherence to an investment policy, credit approval policies and monitoring procedures.

     There are legal claims pending against the Corporation and its subsidiaries. Based on a review of such litigation with legal counsel, management believes that any resulting liability would not have a material effect upon the Corporation's consolidated financial position or results of operations.

NOTE 15 - ACQUISITIONS

----------------------------------------------------------------
                                   CONSIDERATION
                                -------------------
                                             COMMON
                       DATE        CASH      SHARES     METHOD OF
                     COMPLETED   ($000'S)    ISSUED    ACCOUNTING
=================================================================
First Shenango
   Bancorp, Inc.         6-29-98       --   3,087,000     pooling
Alpha Equipment
   Group, Inc.. ...     10-31-97  $ 1,700        --      purchase
Summit Bancorp ....       7-8-97     --       686,186     pooling
Alliance Corporate
   Resources, Inc.       7-1-97     2,000        --      purchase
Mobile Consultants,
   Inc ............      4-3-96     6,900     480,291    purchase
================================================================

     The Consolidated Financial Statements have not been restated to include the acquisition of Summit Bancorp due to immateriality.

     On September 15, 1997, the Corporation purchased deposits of approximately $151 million, loans of $24 million and seven North Central Ohio branch facilities from KeyBank, N.A. for approximately $19 million. On March 23, 1996, the Corporation purchased deposits of approximately $26.6 million and a branch facility in Mount Vernon, Ohio from Peoples National Bank for $2.4 million.

     On June 29, 1998 the Corporation consummated its acquisition of First Shenango Bancorp, Inc ("Shenango"). The acquisition was completed with the exchange of approximately 3,087,000 common shares of Signal Corp for all of the 2,161,000 outstanding common shares of Shenango. The acquisition was accounted for as a pooling of interest and accordingly all prior period data has been restated. At December 31, 1997 Shenango had assets of $375 million, deposits of $275 million, and shareholders' equity of $48 million.

     The following table sets forth the separate results of operations for Signal Corp and for Shenango for the years ended December 31:

--------------------------------------------------------------
(000's)                            1997        1996       1995
==============================================================
Revenue:
          Signal Corp          $119,378    $ 91,488    $69,089
          Shenango               30,350      28,638     24,753
                           -----------------------------------
                               $149,728    $120,126    $93,842
                           ===================================
Net Income:
          Signal Corp          $ 14,448      $9,850    $ 9,446
          Shenango                4,586       3,010      3,079
                           -----------------------------------
                               $ 19,034    $ 12,860    $12,525
                           ===================================
==============================================================

NOTE 16 - REGULATORY MATTERS

     The principal source of income and funds for the Corporation (parent company) are dividends from its subsidiaries. During the year 1998, the amount of dividends that the banking subsidiaries can pay to the Corporation without prior approval of regulatory agencies is limited to their 1997 eligible net profits, as defined, plus the adjusted retained 1996 and 1995 net income of the subsidiaries.

     Banking subsidiaries must maintain noninterest-bearing cash balances on reserve with the Federal Reserve Bank. In 1997 and 1996, the subsidiary banks were required to maintain average reserve balances of $5,821,000 and $3,511,000, respectively.

     The Federal Reserve Board adopted quantitative measures which assign risk weightings to assets and off-balance-sheet items and also define and set minimum regulatory capital requirements (risk-based capital ratios). All banks are required to have core capital (Tier 1) of at least 4% of risk-weighted assets, total capital of at least 8% of risk-weighted assets and a minimum Tier 1 leverage ratio of 3% of adjusted quarterly average assets. Tier 1 capital consists principally of shareholders' equity excluding unrealized gains and losses on securities available for sale, less goodwill. Total capital consists of Tier 1 capital plus certain debt instruments and the allowance for credit losses, subject to limitation. Failure to meet certain capital requirements can initiate certain actions by regulators that, if undertaken, could have a direct material effect on the Consolidated Financial Statements. The regulations also define well capitalized levels. The subsidiary banks exceeded the minimum guidelines for well capitalized institutions.

     Capital and risk-based capital and leverage ratios for the Corporation and its significant subsidiaries at December 31:

----------------------------------------------------------------
                                                    1997
                                           ---------------------
($000's)                                     AMOUNT       RATIO
================================================================
TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS):
   Signal Corp. .........................   $114,668      12.89%
   Signal Bank N.A ......................    100,948      11.43%
   First Federal Savings of New Castle ..     40,963      20.25%
   Summit Bank N.A ......................      7,355       9.88%
TIER 1 CAPITAL (TO RISK-WEIGHTED ASSETS):
   Signal Corp. .........................     72,753       8.18%
   Signal Bank N.A ......................     86,441       9.78%
   First Federal Savings of New Castle ..     38,430      19.00%
   Summit Bank N.A ......................      6,423       8.63%
TIER 1 LEVERAGE CAPITAL (TO AVERAGE
   ASSETS):
   Signal Corp. .........................     72,753       5.23%
   Signal Bank N.A ......................     86,441       6.68%
   First Federal Savings of New Castle ..   $ 38,430      10.42%
   Summit Bank N.A ......................   $  6,423       6.40%
================================================================

     In 1996, the Corporation had total capital to risk-weighted assets of 14.52%. Prior to July 1, 1997, the Corporation operated as a thrift holding company and was not required to compute Tier 1 risk adjusted capital. The thrift leverage (core) capital ratio, is comparable to the "Tier 1 leverage" ratio reported currently. The leverage (core) capital ratio was 6.60% on December 31, 1996, compared to the regulatory requirement of 3.00%.

NOTE 17 - EARNINGS PER SHARE

     Reconciliation of Basic Earnings Per Share to Diluted Earnings Per Share for the Years Ended December 31:

--------------------------------------------------------------
                                          1997
                          ------------------------------------
                                                     PER-SHARE
(000's except per share data)   INCOME      SHARES      AMOUNT
==============================================================
BASIC EPS
Income available to common
   shareholders .............   $17,450     9,051   $  1.93
EFFECT OF DILUTIVE SECURITIES
Convertible Preferred .......     1,584     2,713      0.31
Stock Options ...............      --         387      0.05
--------------------------------------------------------------
DILUTED EPS
Income available to common
   shareholders plus assumed
   conversions...............   $19,034    12,151      $1.57
==============================================================

--------------------------------------------------------------------
                                                    1996
                                      ------------------------------
                                                           Per-Share
(000's except per share data)           Income      Shares   Amount
====================================================================
BASIC EPS
Income available to common
   shareholders ......................   $11,164     8,670   $  1.29
EFFECTIVE OF DILUTIVE
   SECURITIES
Convertible Preferred ................     1,665     2,925      0.19
Stock Options ........................        31       234      0.01
--------------------------------------------------------------------
DILUTED EPS
Income available to common
   shareholders plus assumed
   conversions........................   $12,860    11,829   $  1.09
====================================================================

--------------------------------------------------------------
                                          1995
                          ------------------------------------
                                                     Per-Share
(000's except per share data)  Income      Shares      Amount
==============================================================
BASIC EPS
Income available to common
   shareholders ............   $10,739     8,286   $  1.30
EFFECTIVE OF DILUTIVE
   SECURITIES
Convertible Preferred ......     1,783     2,990      0.19
Stock Options ..............         3       284      0.03
--------------------------------------------------------------
DILUTED EPS
Income available to common
   shareholders plus assumed
   conversions .............   $12,525    11,560   $  1.08
==============================================================

NOTE 18 - RELATED PARTY TRANSACTIONS

     At December 31, 1997 and 1996, certain directors, executive officers, principal holders of Corporation common stock and associates of such persons were indebted to the banking subsidiaries in the aggregate amount, net of participations, of $2,239,615 and $393,943, respectively. Summit Bank, N.A. had approximately $1.7 million of related party loans when acquired. During 1997, new loans aggregating $129,900 were made to such parties and loans aggregating $249,623 were repaid. Such indebtedness was incurred in the ordinary course of business on substantially the same terms as those prevailing at the time of comparable transactions with unrelated parties.

NOTE 19 - FAIR VALUE OF FINANCIAL INSTRUMENTS

     Carrying amounts and estimated fair values for financial instruments at December 31:

--------------------------------------------------------------------------------
                                                                 1997
                                                       -------------------------
($000's)                                                CARRYING    FAIR VALUE
                                                        AMOUNT
================================================================================
FINANCIAL ASSETS:
   Cash and short-term investments .................   $    67,188   $    67,188
   Securities available for sale ...................       348,468       348,468
   Securities held to maturity .....................        70,959        71,059
   Loans and leases including loans held
      for sale .....................................     1,257,317     1,259,684
FINANCIAL LIABILITIES:
   Deposits ........................................     1,256,896     1,254,250
   Borrowings ......................................       394,968       400,148
OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS: ...........      NOTIONAL
                                                           AMOUNT
   Commitments to extend credit ....................       181,256       181,256
   Letters of credit ...............................         3,053         3,053
   Forward contracts:
      Commitments to sell loans ....................        10,320        10,320
      Forward contract on loans held for sale ......        41,000          (692)
   Interest rate swaps .............................        65,500           252
================================================================================








------------------------------------------------------------------------------------------
                                                                           1996
                                                                   -----------------------
($000's)                                                            Carrying    Fair Value
                                                                    Amount
==========================================================================================
FINANCIAL ASSETS:
   Cash and short-term investments .............................   $   51,746   $   51,746
   Securities available for sale ...............................      290,813      290,813
   Securities held to maturity .................................       84,984       83,958
   Loans including loans held for sale .........................    1,014,449    1,012,825
FINANCIAL LIABILITIES:
   Deposits ....................................................      939,538      956,602
   Borrowings ..................................................      398,868      399,095
OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS: .......................     NOTIONAL
                                                                       AMOUNT
   Commitments to extend credit ................................       86,804       86,804
   Letters of credit ...........................................        2,354        2,354
   Forward contracts:
      Commitments to sell loans ................................       56,124       56,124
==========================================================================================

     Fair values for financial instruments were based on various assumptions and estimates as of a specific point in time and may vary significantly from amounts that will be realized in actual transactions. In addition, certain financial instruments and all non-financial instruments were excluded from the fair value disclosure requirements. Therefore, the fair values presented above should not be construed as the underlying value of the Corporation. In addition, the negative fair value of the interest rate hedge represents the estimated amount the Corporation would have to pay at each date to cancel the contracts or transfer them to other parties.

     The following methods and assumptions were used in determining the fair value of selected financial instruments:

     SHORT-TERM FINANCIAL ASSETS AND LIABILITIES - for financial instruments with short or no stated maturity, prevailing market rates and limited credit risk, carrying amounts approximate fair value. Those financial instruments include cash and due from banks, other short-term investments, certain deposits (non-interest bearing demand, interest checking, savings and money market), repurchase agreements and short-term borrowings.

     SECURITIES, AVAILABLE FOR SALE AND HELD TO MATURITY - fair values were based on quoted market prices, dealer quotes and prices obtained from independent pricing services.

     LOANS AND LEASES - fair values were estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrow with similar credit ratings and for the same remaining maturities.

     DEPOSITS - fair values for certificates of deposit - were estimated using a discounted cash flow calculation that applies interest rates currently being offered for deposits of similar remaining maturities.

     LONG-TERM DEBT AND SUBORDINATED DEBT- fair value of long-term debt was based on quoted market prices, when available, and a discounted cash flow calculation using prevailing market rates for borrowings of similar terms.

     INTEREST RATE SWAPS AND FORWARD CONTRACTS - fair values of interest rate swaps and forward contracts were based on quoted market prices.

     COMMITMENTS AND LETTERS OF CREDIT - fair value of commitments to extend credit are based on the estimated cost to terminate them or otherwise settle the obligation with the counterparties at the reporting date.

NOTE 20 - SEGMENTS

     The Corporation's principal activities include Community Banking and Specialty Finance. Community Banking offers a full range of deposit and loan products and other services to individuals and businesses. The Specialty Finance Group 1) originates financing and services the collection and recovery of loans on manufactured houses through MCi, 2) provides equipment leasing, 3) provides investment advisory services, financial planning and portfolio management, 4) provides common financing services and 5) real estate appraisal services.

 The financial information for each business segment reflect those which are specifically identifiable or which are allocated based on an internal allocation method. The allocation has been consistently applied for all periods presented.

 The measurement of the performance of the business segments is based on the management structure of the Corporation and is not necessarily comparable with similar information for any other financial institution. The information presented is also not necessarily indicative of the segments' financial condition and results of operations if they were independent entities.

 Selected financial information by business segment for the three years ended December 31 is included in the following summary:

-----------------------------------------------------------------
($000's)                      1997           1996         1995
=================================================================
REVENUES:
 Community Banking Group   $ 128,914      $ 108,378      $ 93,535
 Specialty Finance Group      20,814         11,748           307
-----------------------------------------------------------------
TOTAL ....................   149,728        120,126        93,842
=================================================================
NET INCOME:
 Community Banking Group      12,051          9,909        12,447
 Specialty Finance Group       6,983          2,951            78
-----------------------------------------------------------------
TOTAL ....................    19,034         12,860        12,525
=================================================================
IDENTIFIABLE ASSETS:
 Community Banking Group   1,768,132      1,463,880     1,278,093
 Specialty Finance Group      64,255         22,288         1,298
-----------------------------------------------------------------
TOTAL ....................$1,832,387     $1,486,168    $1,279,391
=================================================================

 Capital expenditures relating primarily to the Community Banking Group totaled $6,788,000, $4,025,000, and $683,000 in 1997, 1996, and 1995,
respectively. These expenditures consisted primarily of investments in data processing equipment, including network computer technology, software, operations, operations equipment and the retail distribution network.

NOTE 21 - PARENT COMPANY FINANCIAL STATEMENTS

 The condensed financial statements of the Corporation ($000's):

-------------------------------------------------------------------------
CONDENSED STATEMENTS OF INCOME (LOSS) (PARENT COMPANY ONLY)
For the Years Ended December 31:            1997      1996      1995
=========================================================================
INCOME:
Dividends from subsidiaries .........    $ 1,000     $ 6,000     $ 11,000
Interest on loans to subsidiaries ...        364         264          303
Securities (gains) losses ...........        576          (2)        --
Other ...............................      1,041         761          593
-------------------------------------------------------------------------
TOTAL INCOME ........................      2,981       7,023       11,896
-------------------------------------------------------------------------
EXPENSES:
Interest ............................      2,922        --           --
Other ...............................        708         688          342
-------------------------------------------------------------------------
TOTAL EXPENSES ......................      3,630         688          342
-------------------------------------------------------------------------
INCOME BEFORE TAXES AND
 CHANGE IN UNDISTRIBUTED
 EARNINGS OF SUBSIDIARIES .........         (649)      6,335       11,554
Applicable income taxes (benefit) ...       (201)        497        3,723
-------------------------------------------------------------------------
INCOME (LOSS) BEFORE CHANGE IN
 UNDISTRIBUTED EARNINGS OF
 SUBSIDIARIES ......................        (448)      5,838        7,831
-------------------------------------------------------------------------
Undistributed earnings of subsidiaries    19,482       7,022        4,694
-------------------------------------------------------------------------
NET INCOME .........................    $ 19,034    $ 12,860     $ 12,525
=========================================================================

----------------------------------------------------------------
CONDENSED BALANCE SHEET (PARENT COMPANY ONLY)
For the Years Ended December 31:            1997        1996
================================================================
ASSETS:
Cash and equivalents .....................   $ 1,764     $ 3,578
Securities available for sale ............     4,927       6,280
Loans to subsidiaries ....................    13,551       4,064
Investment in subsidiaries ...............   184,746     118,444
Other assets .............................     1,840       3,023
----------------------------------------------------------------
TOTAL ASSETS .............................   206,828     135,389
----------------------------------------------------------------
LIABILITIES:
Subordinated debt ........................    40,500        --
Accrued expenses and other liabilities ...    13,731       7,048
----------------------------------------------------------------
TOTAL LIABILITIES ........................    54,231       7,048
----------------------------------------------------------------
SHAREHOLDERS' EQUITY .....................   152,597     128,341
----------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY  $206,828    $135,389
================================================================

-------------------------------------------------------------------------
CONDENSED STATEMENTS OF CASH FLOWS (PARENT COMPANY ONLY)
For the Years Ended December 31:     1997         1996          1995
-------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income .......................... $ 19,034     $ 12,860      $ 12,525
Adjustments to reconcile net income
 to net cash (used) provided by
 operating activities:
 Undistributed earnings of
 subsidiaries ..................       (19,482)      (7,022)       (4,694)
 Securities (gains) losses ........       (576)           2           --
 Decrease (increase) in other
 assets ........................         1,631        2,834           113
 Increase (decrease) in accrued
 expenses and other liabilities.        (2,074)       1,431         3,415
-------------------------------------------------------------------------
NET CASH (USED) PROVIDED BY
 OPERATING ACTIVITIES ............      (1,467)      10,105        11,359
-------------------------------------------------------------------------
INVESTING ACTIVITIES:
Purchases of securities .............   (9,698)     (11,515)      (10,010)
Proceeds from sales or maturities of
 securities .......................     10,982       20,402         7,434
Capital contributions to subsidiaries  (37,305)     (10,475)       (3,285)
Other ...............................     (468)         135            58
-------------------------------------------------------------------------
NET CASH USED IN INVESTING
 ACTIVITIES .......................    (36,489)      (1,453)       (5,803)
-------------------------------------------------------------------------
FINANCING ACTIVITIES:
Issuance of debt ....................   40,500        4,000          --
Purchase of treasury stock ..........     (722)      (6,317)       (1,373)
Purchase of preferred stock .........      --        (2,002)         (792)
Proceeds from stock options .........    1,185          311            37
Cash dividends paid .................   (4,821)      (4,376)       (3,998)
-------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN)
 FINANCING ACTIVITIES ............      36,142       (8,384)       (6,126)
-------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH .........   (1,814)         268          (570)
CASH AT BEGINNING OF YEAR ...........    3,578        3,310         3,880
-------------------------------------------------------------------------
CASH AT END OF YEAR .................  $ 1,764      $ 3,578       $ 3,310
=========================================================================

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors and Shareholders
Signal Corp
Wooster, Ohio:

We have audited the accompanying consolidated balance sheets of Signal Corp and subsidiaries (the Corporation) as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated statements based on our audits. We did not audit the financial statements of First Shenango Bancorp, Inc., a wholly owned subsidiary, which statements reflect total assets constituting 20 percent and 27 percent in 1997 and 1996 and total revenues constituting 20 percent and 23 percent in 1997 and 1996, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for First Shenango Bancorp, Inc., is based solely on the report of the other auditors.
The consolidated financial statements of the Corporation for the year ended December 31, 1995, prior to their restatement for the 1998 pooling-of-interests transaction described in Note 15 to the consolidated financial statements, were audited by other auditors whose report thereon, dated January 26, 1996, expressed an unqualified opinion on those statements. Separate financial statements of First Shenango Bancorp, Inc., also included in the 1995 restated consolidated financial statements, were audited by other auditors whose report dated February 6, 1998, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Signal Corp and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Corporation adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," in 1997.

We also audited the combination of the accompanying consolidated financial statements for the year ended December 31, 1995, after restatement for the 1998 pooling of interests; in our opinion, such consolidated financial statements have been properly combined on the basis described in Note 15 of the notes to the consolidated financial statements.

/s/ KPMG Peat Marwick LLP

February 6, 1998, except as to
  note 1 (Stock Dividend), which
  is as of April 22, 1998, and note 15,
  which is as of June 29, 1998.